UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     September 3, 2008

Culp, Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-12781	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1823 Eastchester Drive High Point, North Carolina 27265
(Address of Principal Executive Offices) (Zip Code)
(336) 889-5161
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Information.  This report and the exhibits hereto contain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Changes in consumer tastes or preferences toward products not produced by the Company could erode demand for the Company’s products. Strengthening of the U.S. dollar against other currencies could make the Company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the Company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Also, the level of success in integrating the acquisition of assets from Bodet & Horst will affect the company’s ability to meet its profitability goals. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report of Form 10-K filed with the Securities and Exchange Commission on July 9, 2008 for the fiscal year ended April 27, 2008.

Item 2.02 – Results of Operations and Financial Condition

On September 3, 2008, the Company issued a news release to announce its financial results for the first quarter ended August 3, 2008.  The news release is attached hereto as Exhibit 99(a).

Also on September 3, 2008, the Company released a Financial Information Release containing additional financial information and disclosures about the Company’s first quarter ended August 3, 2008.  The Financial Information Release is attached hereto as Exhibit 99(b).

The news release and Financial Information Release contain disclosures about free cash flow, a non-GAAP performance measure, that management believes provides useful information to investors because it measures the Company’s available cash flow for potential debt repayment, stock repurchases and additions to cash and cash equivalents.  In addition, the news release and Financial Information Release contain proforma income statement information, which reconciles the reported and projected income statement information with proforma results, which exclude restructuring and related charges. The Company has included this proforma information in order to show operational performance excluding the effects of restructuring and related charges that are not expected to occur on a regular basis. Management believes this presentation aids in the comparison of financial results among comparable financial periods.  In addition, this information is used by management to make operational decisions about the Company’s business, is used in certain financial covenants in the Company’s loan agreements, and is used by the Company as a financial goal for purposes of determining management incentive bonuses.

Item 2.05 – Costs Associated with Exit or Disposal Activities

On September 3, 2008, the Company announced changes to its upholstery fabric operations, including the consolidation of facilities in China and reduction of excess manufacturing capacity, which will involve exit and disposal charges to be incurred by the Company. The news release announcing these matters is attached hereto as Exhibit 99(a). The company's board of directors took the actions described in Exhibit 99(a) at a meeting on September 3, 2008, for the reasons explained in the news release. As described in the release, the actions being taken are expected to result in pre-tax charges of approximately $3.9 million, of which $3.5 million is expected to be non-cash items and $400,000 is expected to result in cash expenditures. The Company anticipates the charges to be made up of approximately $2.1 million for accelerated depreciation related to leasehold improvements on facilities being exited, $1.4 million for fixed asset write-downs, $250,000 for lease termination costs, and $100,000 for employee termination benefits and other costs related to dismantling, disposal, and moving of equipment and related assets. All these charges are expected to be incurred in the Company's second and third quarters of fiscal 2009. The plant consolidations are expected to be completed by the end of the third quarter of fiscal 2009.

Item 9.01 (d) – Exhibits

99(a) News Release dated September 3, 2008

99(b) Financial Information Release dated September 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CULP, INC.
(Registrant)

	By:	/s/ Kenneth R. Bowling
Chief Financial Officer
(principal financial officer)

	By:	/s/ Thomas B. Gallagher, Jr.
Corporate Controller
(principal accounting officer)

Dated: September 3, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

99(a)	News Release dated September 3, 2008
99(b)	Financial Information Release dated September 3, 2008